BLACK HILLS CORPORATION COMPANY POLICY
Affected Business Unit(s): All	Originating Department(s): Governance
Effective Date: 12-07-2011
Policy No.: Corp-Governance-01	Revision Date: 08-17-2023
Insider Trading Policy

1.
PURPOSE

The purchase or sale of securities while possessing material nonpublic (“insider”) information or the selective disclosure of such information to others who may trade is prohibited by Federal and state laws. As an essential part of your work, you may have access to material nonpublic information about Black Hills Corporation or its subsidiaries (collectively, the “Company”) or about the Company’s business (including information about other companies with which the Company does or may do business).

The Company has adopted this Policy to avoid even the appearance of improper conduct on the part of any Company employee. The Company has earned a reputation for conducting business with integrity and ethical conduct. This Policy is designed to further the reputation of the Company and each employee for integrity and good corporate citizenship.

2.
SCOPE

This Policy applies to all directors, officers and employees of the Company.

3.
POLICY

No director, officer or employee who has material nonpublic information relating to the Company nor any related or other person living in that person’s household may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information.

This Policy applies to all transactions in the Company’s securities, including purchases and sales, as well as gifts of the Company’s securities, provided that this Policy shall not apply to bona fide gifts of the Company’s securities to persons subject to all the restrictions of this Policy (such as family members living in the person’s household) or others, unless the individual making the gift knows or is reckless in not knowing that the recipient intends to sell the securities

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while the donor is in possession of material, non-public information about the Company.

This Policy also applies to the securities of any other company with respect to information relating to that company obtained in the course of employment with Black Hills Corporation or any of its subsidiaries. A director, officer or employee who learns of material, nonpublic information about a company with whom the Company does or may do business (including customers, suppliers or potential acquisition or strategic partners), as well as any competitor of the Company, should not trade in that company’s securities until the information becomes public.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. The securities laws do not recognize such mitigating circumstances and even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

4.
DEFINITION OF MATERIAL NONPUBLIC INFORMATION
4.1
“Material” Information

Any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. Either positive or negative information may be material. In short, any information which could reasonably be expected to affect trading in the Company’s stock or other securities is considered material.

Common examples of information that will frequently be regarded as material are:

4.1.1
Financial performance, earnings information and quarterly results;
4.1.2
Guidance on earnings estimates;
4.1.3
Mergers and acquisitions or the sale of significant assets;
4.1.4
Significant accounting matters, including the impairment or changes in asset values;
4.1.5
New products, contracts with suppliers, or developments regarding major customers or suppliers (e.g., the acquisition or loss of a contract);

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4.1.6
Changes in auditors or a determination that the Company’s financial statements can no longer be relied upon;
4.1.7
Events regarding the Company’s securities (e.g., defaults on senior securities, change in debt ratings, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, public or private sales of additional securities or information related to any additional funding);
4.1.8
Significant changes in senior management or the board of directors;
4.1.9
Significant changes in operations;
4.1.10
Significant litigation or government investigations;
4.1.11
Bankruptcies, receiverships or financial liquidity problems; and
4.1.12
Regulatory approvals or changes in regulations and any analysis of how they affect the Company.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

4.2
“Nonpublic” Information

Any information which has not been disclosed generally to the marketplace. Information about the Company that is not yet in general circulation should be considered nonpublic. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. All information that you learn about the Company or its business plans in connection with your employment is potentially “insider” information until publicly disclosed or made available to the public by the Company. You should treat all such information as confidential and proprietary to the Company. You may not disclose it to others, such as family, relatives, business or social acquaintances, who do not need to know it for legitimate business reasons. If this nonpublic information is also “material”, you are required by law and the Company policy to refrain from trading in Company securities and from passing the information on to others who may trade.

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5.
MATERIAL NONPUBLIC INFORMATION
5.1
Prohibited Transactions

When you know of material, nonpublic information about the Company, you, your spouse and members of your immediate family living in your household are prohibited from the following activities:

5.1.1
Trading in Black Hills Corporation securities (including trading in puts and calls for Black Hills Corporation’s securities);
5.1.2
Having others trade for you in Black Hills Corporation securities; and
5.1.3
Disclosing the information to anyone else who might then trade.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you (including your spouse and family members) can trade. This prohibition continues whenever and for as long as you know material, nonpublic information.

These prohibitions also apply to the securities of any other company with respect to information relating to that company obtained in the course of employment with Black Hills Corporation or any of its subsidiaries.

5.2
Transactions by Family Members

The very same restrictions apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. Directors, officers and employees are expected to be responsible for the compliance of their immediate family and personal household and therefore should make them aware of the need to confer with them before they trade in Black Hills Corporation securities.

5.3
Twenty-Twenty Hindsight

Remember, if securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an employee should carefully consider how regulators and others might view such transaction in hindsight.

5.4
Tipping Information to Others

Whether the information is proprietary information about the Company or information that could have an impact on Black Hills Corporation or

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another company’s stock price, directors, officers and employees of the Company must not pass the information on to others.

5.5
When Information is Public

It would be improper for a director, officer or employee to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases.

Because the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transaction in the Company’s securities until at least 48 hours after the date the information has been released to the public.

5.6
Section 10b5-1 Trading Program

Notwithstanding the prohibition against insider trading, Rule 10b5-1 of the Securities Exchange Act of 1934 and this Policy permit directors, officers and employees to trade in Black Hills Corporation securities while aware of material, nonpublic information, so long as the trades occur pursuant to a binding contract, instruction or written trading program that was put into place at a time when the trader was not aware of material, nonpublic information that otherwise complies with the requirements of Rule 10b5-1. Transactions made pursuant to a plan meeting the requirements of Rule 10b5-1 need not be pre-cleared as set forth above, so long as the following requirements have been met:

5.6.1
The form of the Rule 10b5-1 trading plan that you propose to execute must:
5.6.1.1.
Be delivered to, and approved by the General Counsel or Corporate Secretary prior to adoption or amendment of the trading plan;
5.6.1.2.
Include an affirmation that you are not aware of material nonpublic information about the Company or its securities;
5.6.1.3.
Include an affirmation that you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act; and

5.6.1.4. Includes a “cooling off” period for (i) Section 16 officers and directors that extends to the later of 90 days after adoption or modification of the trading plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal

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quarter in which the trading plan was adopted, up to a maximum of 120 days; and (ii) other employees, other than the Company, that extends 30 days after adoption or modification of the trading plan.

5.6.2
If applicable to you, you must comply with the requirements of Rule 144 under the Securities Act of 1933, and make or cause to be made all necessary filings, including Rule 144 filings, filings pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, and any other filings necessary pursuant to the Securities Act and/or the Exchange Act; and
5.6.3
You must establish the Rule 10b5-1 trading program at a time when you are not in possession of material, non-public information about the Company.

You must consult with your own legal counsel and other financial advisors in connection with your decision to enter into a Rule 10b5-1 trading program, and determine, based upon their advice, whether the plan you propose to execute meets the criteria set forth in Rule 10b5-1.

6.
TRANSACTIONS UNDER COMPANY PLANS
6.1
Trading in the Company 401(k) Plan

This Policy applies to certain transactions involving Company stock in an employee’s 401(k) Plan account. For example, the Policy applies to:

6.1.1
Elections to make intra-plan transfers into or out of the Company stock fund; and
6.1.2
Elections to increase or decrease the percentage allocation of new investments in the 401(k) Plan to the Company stock fund.

The Policy does not apply, however, to repetitive investments in the Company stock fund which occur every pay period pursuant to a payroll deduction in a like amount each pay period.

6.2
Stock Option Exercises and Stock Unit Vesting

This Policy does not apply to the exercise of an employee stock option or the vesting of stock units (restricted stock units or performance stock units) or the forfeiture of shares to the Company to satisfy any exercise price and/or tax withholding obligation.

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The Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of a stock option, or any market sale of stock received upon exercise of a stock option or vesting of a stock unit for the purpose of generating the cash needed to pay the exercise price of an option or required tax withholding.

6.3
Dividend Reinvestment Plan

This Policy does not apply to purchases of Black Hills Corporation securities under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan resulting from your reinvestment of dividends paid on Black Hills Corporation securities or the systematic monthly purchases of Black Hills Corporation securities under the optional cash investment feature of the plan.

This Policy does apply, however, to voluntary purchases of Black Hills Corporation securities resulting from your election to participate in the plan or your increase in the level of participation in the plan. The Policy also applies to your sale of any securities of Black Hills Corporation purchased pursuant to the plan.

7.
ADDITIONAL PROHIBITED TRANSACTIONS

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in Black Hills Corporation securities. It is therefore Company policy that directors, officers and other employees may not engage in any of the following transactions:

7.1
Short-Term Trading

An employee’s short-term trading of Black Hills Corporation securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Black Hills Corporation securities in the open market may not sell any Black Hills Corporation securities of the same class during the six months following the purchase.

7.2
Short Sales

Short sales of Black Hills Corporation securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Black Hills Corporation or its short-term prospects. In addition, short sales may

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reduce the seller’s incentive to improve Black Hills Corporation performance. For these reasons, short sales of Black Hills Corporation securities are prohibited by this Policy. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits Section 16 officers and directors from engaging in short sales.

7.3
Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of Black Hills Corporation stock and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the director, officer or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transaction in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

7.4
Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars, equity swaps, forward sale contracts and exchange funds, allow a director, officer, or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, hedging transactions are prohibited by this Policy.

7.5
Margin Accounts and Pledges

Securities held in margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Black Hills Corporation securities, directors, officers and employees are prohibited from holding Black Hills Corporation securities in a margin account or pledging Black Hills Corporation securities as collateral for a loan.

8.
POST-TERMINATION TRANSACTIONS

This Policy continues to apply to your transactions in Black Hills Corporation securities even after you have terminated employment. If you are in possession

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of material nonpublic information when your employment terminates, you may not trade in Black Hills Corporation securities until that information has become public or is no longer material.

9.
BLACKOUT PERIODS
9.1
Quarterly Blackout Periods

The Company prohibits directors, officers and all employees who have received equity under the Company’s equity compensation program, from buying or selling Black Hills Corporation securities during a period of time beginning 10 business days before the last day of each fiscal quarter, until 48 hours following the release of quarterly earnings.

9.2
Event Specific Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors or employees. So long as the event remains material and nonpublic, directors, officers, and such other persons as are designated by the General Counsel or Corporate Secretary may not trade in Black Hills Corporation securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to preclearance requests permission to trade in Black Hills Corporation securities during an event-specific blackout, the General Counsel or Corporate Secretary may inform the requestor of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the General Counsel or Corporate Secretary to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

In addition, Section 306(a) of the Sarbanes-Oxley Act of 2002 prohibits any director or Section 16 officer of the Company from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of the Company during a pension plan blackout period that prevents plan participants and beneficiaries from engaging in transactions involving issuer equity securities held in their plan accounts. These prohibitions apply only if the securities acquired or disposed of by the director or officer were acquired in connection with his or her service or employment as a director or officer. Officers and directors will be notified of an impending pension plan blackout period. Regulations promulgated

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pursuant to Section 306 (a) further define the type of securities subject to the prohibition, as well as exemptions from the trading prohibition.

10.
PRE-CLEARANCE OF ALL TRADES BY DIRECTORS, OFFICERS AND KEY EMPLOYEES

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an employee engages in a trade while unaware of a pending major development), the procedures set forth below must be followed by the Company’s directors, officers, and other employees who may have access to material nonpublic information:

All transactions in Black Hills Corporation stock (acquisitions, dispositions, transfers, etc., including discretionary transactions in Company plans) by directors, officers and all employees who have received equity under the Company’s equity compensation program must be pre-cleared by the Senior Vice President-General Counsel or the Corporate Secretary of the Company. Individuals who are not directors or officers but who are subject to the pre-clearance policy will be so notified. This requirement does not apply to gifts or stock option exercises, but would cover market sales of option stock, including cashless exercises.

11.
RULE 144 AND SECTION 16 COMPLIANCE FOR DIRECTORS AND EXECUTIVE OFFICERS

Members of the Board of Directors of the Company, and those individuals specified by the Company as Section 16 officers for purposes of Rule 144 and Section 16 (and only these individuals) are also subject to additional Section 16 trading prohibitions (short-swing profit rules), as well as very stringent transaction reporting requirements under Rule 144 and Section 16. Those individuals should familiarize themselves with these rules and regulations. If you are subject to Rule 144 and Section 16 compliance, you may obtain information on these rules and regulations from the Vice President-Governance. Generally, directors and executive officers must file with the Securities and Exchange Commission a Form 144 no later than the end of any business day that an order for sale is placed or a sale of the Company securities occurs. A Form 3, Form 4 or Form 5 is also required to be filed with the Securities and Exchange Commission by a director or executive officer of the Company for transactions involving the securities of the Company. In this regard, the Manager-Equity Compensation and Shareholder Services will assist in the preparation and filing of the necessary Form 4s by preparing the applicable form for signature by the individual director or Section 16 officer based upon information furnished by such individual and filing the executed forms with the Securities and Exchange Commission as

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promptly as possible (generally due within two business days of a transaction). Form 144s are expected to be prepared and filed by the individual director of Section 16 officer’s broker. Under the law, the individual director or Section 16 officer is obligated to file appropriate forms in a timely manner and to refrain from engaging in any unlawful transactions. The Company cannot and does not assume any legal responsibility in this regard, but the Manager-Equity Compensation and Shareholder Services will assist in accordance with the procedures outlined in this Section 11.

12.
UNAUTHORIZED DISCLOSURE

Serious problems could arise for the Company and you by any unauthorized disclosure of nonpublic information about the Company or its customers, whether or not for the purpose of facilitating improper trading in Company securities. It is the Company’s policy that you should not discuss nonpublic Company matters or developments relating to the Company or its customers with anyone outside of the Company (including family members, relatives and friends), except as required in the performance of your regular employment duties. Similarly, you should not discuss Company affairs in public or quasi-public areas where your conversation may be overheard (e.g., airplanes, restaurants, restrooms, elevators, etc.). This prohibition also applies to inquiries about the Company which may be made by the press, investment analysts or others in the financial community, including shareholders. It is important that all such communications on behalf of the Company be made only through authorized individuals. Unless you are expressly authorized to respond to inquiries of this nature, you should decline comment and refer the inquirer to the Company’s Director of Investor Relations.

13.
CONSEQUENCES

The consequences of insider trading violations can be significant.

13.1
Individuals

Individuals who trade on inside information (or tip information to others) face sanctions of (a) a civil penalty of up to three times the profit gained or loss avoided, (b) criminal fines of up to $1.0 million (no matter how small the profit), and (c) a jail term.

Moreover, a breach of Black Hills Corporation Policy regarding insider trading [or unauthorized disclosure] may be grounds for [disciplinary action, which may be up to and include termination of employment]. Needless to say, any of the above consequences, even an investigation by the Securities and Exchange Commission that does not

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result in prosecution, can tarnish one’s reputation and irreparably damage a career.

13.2
Company

A company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading faces sanctions of (a) a civil penalty of the greater of $1.0 million or three times the profit gained or loss avoided as a result of the employee’s violation, and (b) a criminal penalty.

14.
COMPANY ASSISTANCE

If you have any questions about whether information received by you about the Company (or any corporation with whom we do business) is inside information, you should refrain from trading or disclosing such information until you first determine that such information is public, nonmaterial, or both. When in doubt, consult with the Company’s Corporate Secretary or General Counsel. Remember however, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with you. It is imperative that you use your best judgment.

15.
REVISION HISTORY

Revision #	Revision Date	Description	Revised By
New	12-07-2001	New Policy	Sr. Management
2	12-08-2017	Prohibit all pledging of company stock by employees	Sr. Management
3	11-09-2020	Transferred policy to new template and annual review	Sr. Management
4	08-17-2023

Updated examples of material information to align with other Company policies, revised references to key employees to say all employees who have received equity under the Company’s equity compensation plan, removed executive and replaced with Section 16 when referring to impacted officers, and updated to conform to revised 10b5-1 plan SEC rules.

Sr. Management
(List every instance of the document being changed or reissued).